EXHIBITS 5.1 AND 23.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel www.davispolk.com

March 11, 2021

The AES Corporation
4300 Wilson Boulevard
Arlington, Virginia 22203

Ladies and Gentlemen:

The AES Corporation, a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-229896)(the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including the 11,500,000 equity units of the Company, each initially consisting of a unit referred to as a Corporate Unit (the “Corporate Units”) comprising (i) a Common Stock Purchase Contract to be issued (each a “Purchase Contract”) under the Purchase Contract and Pledge Agreement, dated as of March 11, 2021 (the “Purchase Contract Agreement”), by and between the Company and Deutsche Bank Trust Company Americas, as Purchase Contract Agent (in such capacity, the “Purchase Contract Agent”), as Collateral Agent, Custodial Agent and Securities Intermediary (collectively, in such capacities, the “Collateral Agent”), and (ii) a 10% undivided beneficial interest in one share of 0% Series A Cumulative Perpetual Convertible Preferred Stock, no par value, of the Company (the “Convertible Preferred Stock”). The shares of Convertible Preferred Stock are being issued pursuant to the Certificate of Designations of the Convertible Preferred Stock, as filed by the Company with the Secretary of State of the State of Delaware on March 10, 2021 (the “Convertible Preferred Stock Certificate of Designations”). The Convertible Preferred Securities will be convertible into (i) shares of 0% Series B Cumulative Perpetual Preferred Stock, no par value, of the Company (the “Series B Preferred Stock”), or cash and (ii) shares of the Company’s common stock par value $0.01 per share (the “Common Stock”). The shares of Series B Preferred Stock will be issued pursuant to the Certificate of Designations of the Series B Preferred Stock, as filed by the Company with the Secretary of State of the State of Delaware on March 10, 2021 (the “Series B Preferred Stock Certificate of Designations”). The Corporate Units include 1,500,000 Corporate Units that the Underwriters have the option to purchase pursuant to the Underwriting Agreement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	When the global certificates evidencing the Corporate Units have been duly executed and authenticated by the Purchase Contract Agent in accordance with the terms of the Purchase Contract Agreement and the Corporate Units are issued and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Corporate Units, including the Purchase Contracts forming a part thereof will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

2.	The shares of Convertible Preferred Stock forming part of the Corporate Units, when issued against payment therefor in accordance with the terms of the Purchase Contract Agreement and the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

3.	The shares of Common Stock initially issuable upon settlement of the Purchase Contracts, if any, when issued in accordance with the terms of the Purchase Contract Agreement, will be validly issued, fully paid and non-assessable.

4.	The shares of Common Stock initially issuable upon conversion of Convertible Preferred Stock, if any, when issued in accordance with the terms of the Convertible Preferred Stock Certificate of Designations, will be validly issued, fully paid and non-assessable.

5.	The shares of Series B Preferred Stock initially issuable upon conversion of the Convertible Preferred Stock, when issued in accordance with the terms of the Convertible Preferred Stock Certificate of Designations and the Series B Preferred Stock Certificate of Designations, will be validly issued, fully paid and non-accessible.

In connection with the opinion expressed above, we have assumed that the Purchase Contract Agreement and the Corporate Units (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP